Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Jeffrey Zack
(212) 827-4444
jeffrey.zack@acegroup.com

ACE REPORTS SECOND QUARTER OPERATING INCOME OF $825 MILLION, UP 4.5%,

GLOBAL P&C NET PREMIUMS UP 7% IN CONSTANT DOLLARS;

P&C COMBINED RATIO IS 87.5% AND OPERATING RETURN ON EQUITY IS 11.8%

•	P&C underwriting income up 10%, driven by strong current accident year underwriting income excluding catastrophe losses, which was up 12%, and a current accident year combined ratio of 88.7%
•	Net investment income of $556 million, up over 4%
•	Operating cash flow of $846 million
•	Book value per share up 3.8%; book value now exceeds $30 billion. Tangible book value per share up 3.9% in the quarter and 7% for the year.

ZURICH – July 22, 2014 – ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2014, of $2.28 per share, compared with $2.59 per share for the same quarter last year(1). Operating income was $2.42 per share, compared with $2.29 per share for the same quarter last year. Book value and tangible book value per share increased 3.8% and 3.9%, respectively, from March 31, 2014. Book value and tangible book value per share now stand at $90.19 and $73.77, respectively. Operating return on equity for the quarter was 11.8%. The property and casualty (P&C) combined ratio for the quarter was 87.5%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2014	2013	Change	2014	2013	Change
Operating income, net of tax	$825	$790	4.5%	$2.42	$2.29	5.7%
Adjusted net realized gains (losses), net of tax	(46)	101	NM	(0.14)	0.30	NM

Net income	$779	$891	(12.5)%	$2.28	$2.59	(12.0)%

For the six months ended June 30, 2014, net income was $4.43 per share, compared with $5.36 per share for 2013. Operating income was $4.69 per share, compared with $4.46 per share for 2013. Book value increased $1.5 billion, up 5.2% from December 31, 2013, and tangible book value increased almost $1.4 billion, up 5.9%. The P&C combined ratio for the six months ended June 30, 2014, was 88.2%.

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2014	2013	Change	2014	2013	Change
Operating income, net of tax	$1,602	$1,536	4.3%	$4.69	$4.46	5.2%
Adjusted net realized gains (losses), net of tax	(89)	308	NM	(0.26)	0.90	NM

Net income	$1,513	$1,844	(18.0)%	$4.43	$5.36	(17.4)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE’s excellent second quarter results were marked by strong earnings, very good premium revenue growth globally and continued expansion of our business in the majority of markets in which we operate – both developed and developing. After-tax operating income of $825 million was driven by strong growth in underwriting and good investment income results, which together produced an operating ROE of about 12%. Per share book value increased nearly 4% in the quarter and over 6% for the year.

“P&C underwriting income was up 10% with a combined ratio of 87.5%. The growth in underwriting was driven by current accident year underwriting income before catastrophe losses, which was up nearly 12% as a result of global P&C net earned premium growth of 8.5%, as well as margin improvement in our international business. On the investment side, net investment income was up over 4% – a very good result in this environment which benefited from our strong growth in invested assets.

“P&C net premiums written excluding agriculture were up 7% in constant dollars. This premium growth was well-distributed across the company by territory, product line and customer segment with double-digit contributions from Asia and Latin America and solid single-digit growth in North America and the continent of Europe. Our ability to generate sustained premium revenue growth reflects our deepening presence and capabilities in important long-term growth markets of the world. In two of these, Thailand and Brazil, we either completed or announced acquisitions in the quarter that meaningfully advance our company strategically. With the addition of Samaggi Insurance, ACE is now the largest foreign-owned P&C insurer in Thailand. Similarly, the combination of our existing business in Brazil and Itaú Seguros’s corporate P&C business, which we plan to acquire early next year, will make ACE the largest commercial P&C insurer in that country.”

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Operating highlights for the quarter ended June 30, 2014, were as follows:

(in millions of U.S. dollars except for percentages)	2Q 2014	2Q 2013	Change

P&C
Net premiums written	$4,061	$3,904	4.0%
Net premiums written constant-dollar		$3,885	4.5%
Underwriting income	$478	$434	10.3%
GAAP combined ratio	87.7%	87.9%
Combined ratio	87.5%	87.9%
Current accident year underwriting income excluding catastrophe losses	$432	$387	11.9%
Current accident year combined ratio excluding catastrophe losses	88.7%	89.2%

Global P&C (excludes Agriculture)
Net premiums written	$3,673	$3,451	6.4%
Net premiums written constant-dollar		$3,432	7.0%
Underwriting income	$451	$399	13.2%
Combined ratio	87.1%	87.7%
Current accident year underwriting income excluding catastrophe losses	$396	$349	13.8%
Current accident year combined ratio excluding catastrophe losses	88.7%	89.2%

Agriculture
Net premiums written	$388	$453	(14.2)%
Underwriting income	$27	$35	(22.7)%
Combined ratio	91.8%	89.9%
Current accident year underwriting income excluding catastrophe losses	$36	$38	(5.5)%
Current accident year combined ratio excluding catastrophe losses	89.1%	89.1%

•	P&C net premiums earned increased 7.1%, or 7.4% on a constant-dollar basis. Global P&C net premiums earned increased 8.5%, or 8.8% on a constant-dollar basis.

•	The P&C expense ratio for the quarter was 29.3% compared with 29.2% last year. The Global P&C expense ratio, which excludes Agriculture, was 31.4% compared with 31.7% last year.

•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $80 million (2.1 percentage points of the combined ratio) and $67 million, respectively, compared with $81 million (2.3 percentage points of the combined ratio) and $66 million, respectively, last year.

•	Favorable prior period development pre-tax and after-tax for the quarter were $126 million (3.3 percentage points of the combined ratio) and $106 million, respectively, compared with $128 million (3.6 percentage points of the combined ratio) and $109 million, respectively, last year.

•	Operating cash flow was $846 million for the quarter.

•	Net loss reserves increased $298 million in the quarter and the net paid-to-incurred ratio was 90% for the quarter.

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•	Net investment income for the quarter increased 4.2% to $556 million.

•	Net realized and unrealized gains pre-tax totaled $523 million for the quarter, which included net realized losses of $45 million and net unrealized gains of $568 million.

•	Operating return on equity was 11.8% for the quarter and 11.5% year-to-date. Return on equity computed using net income was 10.4% for the quarter and 10.2% year-to-date.

•	Share repurchases totaled $237 million, or approximately 2.3 million shares, during the quarter. Since the inception of the November 2013 share repurchase authorization, the company has repurchased approximately 7.1 million shares for $699 million through July 21, 2014.

•	Book value per share increased 3.8% to $90.19 from $86.90 at March 31, 2014, and increased 6.3% from $84.83 at December 31, 2013.

•	Tangible book value per share increased 3.9% to $73.77 from $70.97 at March 31, 2014, and increased 7.0% from $68.93 at December 31, 2013.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2014, include:

•	Insurance – North American P&C: Net premiums written increased 6.9%. The combined ratio was 87.1% compared with 87.6%. The current accident year combined ratio excluding catastrophe losses was 87.3%, unchanged from last year.

•	Insurance – North American Agriculture: Net premiums written decreased 14.2% driven by lower commodity prices. The combined ratio was 91.8% compared with 89.9%. The current accident year combined ratio excluding catastrophe losses was 89.1%, unchanged from last year.

•	Insurance – Overseas General: Net premiums written increased 8.0%, or 8.8% on a constant-dollar basis. The combined ratio was 87.1% compared with 88.2%. The current accident year combined ratio excluding catastrophe losses was 89.3% compared with 90.5%.

•	Global Reinsurance: Net premiums written decreased 4.9% for the quarter. The combined ratio was 69.9% compared with 62.2%. The current accident year combined ratio excluding catastrophe losses was 75.4% compared with 70.0%.

•	Life segment: Operating income was $72 million compared with $76 million. Net premiums written and deposits collected, excluding life reinsurance, increased 14.2% on a constant-dollar basis. International life net premiums written increased 17.9% on a constant-dollar basis.

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Please refer to the ACE Limited Financial Supplement, dated June 30, 2014, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its second quarter earnings conference call on Wednesday, July 23, 2014, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-318-7470 (within the United States) or 719-325-2490 (international), passcode 5083653. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, August 6, 2014, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 5083653.

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses from fair value changes on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view changes in the fair value of these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Net premiums written on a constant-dollar basis is a financial measure which excludes the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) from fair value changes on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

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NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic outlook and insurance market conditions, and company performance including 2014 performance and growth opportunities, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2014	December 31 2013

Assets
Investments	$63,620	$60,928
Cash	594	579
Insurance and reinsurance balances receivable	5,316	5,026
Reinsurance recoverable on losses and loss expenses	10,768	11,227
Other assets	17,149	16,750

Total assets	$97,447	$94,510

Liabilities
Unpaid losses and loss expenses	$37,177	$37,443
Unearned premiums	8,296	7,539
Other liabilities	21,649	20,703

Total liabilities	67,122	65,685

Shareholders’ equity
Total shareholders’ equity	30,325	28,825

Total liabilities and shareholders’ equity	$97,447	$94,510

Book value per common share	$90.19	$84.83

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

Gross premiums written	$6,006	$6,030	$11,380	$10,993
Net premiums written	4,559	4,391	8,744	8,189
Net premiums earned	4,332	4,067	8,302	7,640
Losses and loss expenses	2,388	2,250	4,549	4,176
Policy benefits	144	110	258	241
Policy acquisition costs	758	665	1,486	1,279
Administrative expenses	566	564	1,101	1,078
Net investment income	556	534	1,109	1,065
Net realized gains (losses)	(73)	104	(177)	310
Interest expense	72	73	143	133
Other income (expense):
Gains (losses) from separate account assets	17	(11)	11	(7)
Other	8	(26)	31	(20)
Income tax expense	133	115	226	237

Net income	$779	$891	$1,513	$1,844

Diluted earnings per share:

Operating income	$2.42	$2.29	$4.69	$4.46
Net income	$2.28	$2.59	$4.43	$5.36

Weighted average diluted shares outstanding	341.1	344.1	341.6	344.0

Loss and loss expense ratio	58.4%	58.7%	58.0%	58.0%
Policy acquisition cost ratio	16.6%	15.9%	17.1%	16.5%
Administrative expense ratio	12.7%	13.3%	13.1%	13.6%

GAAP combined ratio	87.7%	87.9%	88.2%	88.1%

P&C underwriting income	$478	$434	$868	$798

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

Gross Premiums Written

Insurance – North American P&C	$2,347	$2,327	$4,371	$4,146
Insurance – North American Agriculture	601	749	835	998
Insurance – Overseas General	2,224	2,097	4,485	4,170
Global Reinsurance	308	345	641	639
Life	526	512	1,048	1,040

Total	$6,006	$6,030	$11,380	$10,993

Net Premiums Written

Insurance – North American P&C	$1,635	$1,529	$3,053	$2,813
Insurance – North American Agriculture	388	453	582	566
Insurance – Overseas General	1,760	1,630	3,531	3,250
Global Reinsurance	278	292	586	571
Life	498	487	992	989

Total	$4,559	$4,391	$8,744	$8,189

Net Premiums Earned

Insurance – North American P&C	$1,542	$1,428	$3,029	$2,766
Insurance – North American Agriculture	330	351	433	403
Insurance – Overseas General	1,709	1,563	3,321	3,022
Global Reinsurance	261	245	545	492
Life	490	480	974	957

Total	$4,332	$4,067	$8,302	$7,640

Operating Income (loss)

Insurance – North American P&C	$378	$341	$789	$702
Insurance – North American Agriculture	19	26	(6)	33
Insurance – Overseas General	282	256	521	495
Global Reinsurance	146	156	290	300
Life	72	76	149	146
Corporate	(72)	(65)	(141)	(140)

Total	$825	$790	$1,602	$1,536

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